Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 5, 2006, except as to the stock split described in Note 20 which is as of July 21, 2006, relating to the combined financial statements of XL Financial Guaranty Companies, consisting of indirect subsidiaries of XL Capital Ltd, which appears in the Registration Statement filed by Security Capital Assurance Ltd on Form S-1 (File No. 333-133066).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
September 25, 2006